PROSPECTUS SUPPLEMENT NO. 4, DATED MAY 5, 2025	Filed Pursuant to Rule 424(b)(3)
(To the Proxy Statement/Prospectus dated April 2, 2025)	Registration No. 333-285178

SUPPLEMENT TO

PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF

DISTOKEN ACQUISITION CORPORATION

AND

PROSPECTUS FOR

UP TO 62,783,862 CLASS A ORDINARY SHARES OR CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

AND

11,160,808 CLASS B ORDINARY SHARES

AND

7,617,500 CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

AND

7,617,500 WARRANTS

OF

YOULIFE GROUP INC.

On April 4, 2025, Distoken Acquisition Corporation, a Cayman Islands exempted company (“Distoken”) commenced mailing the definitive proxy statement/prospectus dated April 2, 2025 (the “Proxy Statement/Prospectus”) related to the extraordinary general meeting of shareholders to be held on May 7, 2025 to consider and vote upon, among other things, the approval of its previously announced proposed business combination (the “Business Combination”), by and among Distoken, Youlife International Holdings Inc., a Cayman Islands exempted company (“Youlife”), Youlife Group Inc., a Cayman Islands exempted company (“Pubco”), Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), and Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”). Pubco and Youlife filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) as part of a registration statement (the “Registration Statement”) on Form F-4 (Registration No. 333-285178) relating to the issuance of up to 62,783,862 Class A ordinary shares or Class A ordinary shares represented by American depositary shares, 11,160,808 Class B ordinary shares, 7,617,500 Class A ordinary shares represented by American depositary shares issuable upon exercise of warrants and 7,617,500 warrants in connection with the Business Combination.

This supplement No. 4, dated May 5, 2025 (this “Supplement”), is being filed by Pubco and Youlife with the SEC to update, amend and supplement certain information contained in the Proxy Statement/Prospectus, which forms part of the Registration Statement. Except as otherwise set forth below, the information in the Proxy Statement/Prospectus remains unchanged. The page reference is to the page in the Proxy Statement/Prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 73 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Business Combination (as defined in the Proxy Statement/Prospectus), passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

Prospectus supplement dated May 5, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2025

Distoken Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41622	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Unit 1006, Block C, Jinshangjun Park No. 2 Xiaoba Road,Panlong District Kunming, Yunnan, China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 871 63624579

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.0001 per share	DIST	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share	DISTW	The Nasdaq Stock Market LLC
Rights, each right entitling the holder to receive one-tenth of one ordinary share	DISTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 29, 2025, Distoken Acquisition Corporation (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the Company’s Market Value of Publicly Held Shares (“MVPHS”) was below the $15 million minimum requirement under the continued listing standards of The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2) (the “MVPHS Requirement”).

The notification received has no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provide the Company a compliance period of 180 calendar days, or until October 27, 2025, in which to regain compliance. If at anytime during this compliance period the Company’s MVPHS closes at $15 million or more for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance.

The Company intends to monitor its MVPHS and may, if appropriate, consider available options to regain compliance with the MVPHS Requirement and continue the listing of its securities on Nasdaq.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Distoken Acquisition Corporation

Date: May 2, 2025	By:	/s/ Jian Zhang
	Name:	Jian Zhang
	Title:	Chief Executive Officer